Exhibit 14.1
                       US 1 INDUSTRIES, INC
                         CODE OF ETHICS

Preface

Principal Executive and Financial Officers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Principal Executive and Financial Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the enterprise stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Principal Executive and Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise's financial organization, and by demonstrating the following:

I.  Honest and Ethical Conduct

 Principal Executive and Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

* Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

* Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Principal Executive and Financial Officers.

 * Provide a mechanism for members of the Company to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

 * Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company.

II. Financial Records and Periodic Reports

Principal Executive and Financial Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

 * Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

 * The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

 * Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.




 * Filings with the Commission and other public communications by the Company will be prepared and disclosed in a full, fair, accurate, timely, and understandable manner.

III. Compliance with Applicable Laws, Rules and Regulations

Principal Executive and Financial Officers will establish and maintain mechanisms to:

 * Educate members of the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the Company and the enterprise generally.

 * Monitor the compliance of the Company with any applicable federal, state or local statute, regulation or administrative rule.

  * Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

IV. Prompt internal reporting of violations of the Code of Ethics

Principal executive and financial officers are responsible for prompt reporting of violations of this Code of Ethics to the Chief Executive Officer and the Chairman of the Company's Audit Committee.

V.  Accountability for adherence to the Code of Ethics

Accountability for adherence to the Code of Ethics will be accomplished by the preparation of a report disclosing violations, if any, to the Company's Code of Ethics to the Company's Audit Committee at each regularly scheduled meeting.


Additionally, stockholders may request a free copy of the Code of Ethics from:

US 1 Industries, Inc.
1000 Colfax Street
Gary, IN  46406
(219) 977-5225